Consent of Independent Registered Public Accounting Firm

To The Board of Directors
General Steel Holdings, Inc.

We consent to the use of our report dated March 28, 2008 on the consolidated financial statements of General Steel Holdings, Inc as of December 31, 2007 and 2006 and for the related statements of income, shareholders’ equity and cash flows for each of the three years ended December 31, 2007, included herein on the registration statement of General Steel Holdings Inc on Form S-3, and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

January 15, 2009